NEWS RELEASE

Contact:
Jeffrey Freedman, Investor Relations
investorrelations@ecostim-es.com
281-531-7200

EcoStim Energy Solutions Reports Fourth Quarter and Full Year 2015 Results;

Strong Operational Performance Creates Opportunities for Future Growth

HOUSTON, TEXAS & NEUQUEN CITY, ARGENTINA – March 10, 2016 - Eco-Stim Energy Solutions, Inc. (NASDAQ: ESES) (“EcoStim” or the “Company”) announced its financial and operating results for the quarter and year ended December 31, 2015.

2015 HIGHLIGHTS

●	Annual revenues increased from less than $1 million in 2014 to ~$14 million in 2015;

●	First year of operations completed with no lost time incidents (safety) or down-time related to labor disruptions;

●	Strong operational track record; Diversified customer base and YPF is now a key customer;

●	Two successful public equity offerings secured ~$35 million to finance the Company’s capacity expansion initiatives;

●	Recent 2015 presidential elections expected to be very positive for Argentina and the energy sector as the country encourages local resource development;

●	New Argentine president and his administration taking many positive steps to return Argentina to international capital markets.

J. Chris Boswell, President and Chief Executive Officer stated, “We have completed our first full year of operations in an emerging market which is now considered to be one of the most successful and promising shale developments outside of North America. In just a few short years, we have successfully positioned the Company by importing equipment and establishing an operating base; hiring a quality management and operational team; and maintaining a flawless reputation which has allowed the Company to secure substantial work with the largest oil and gas operator in the country. We are extremely proud of that effort, especially in this environment. Despite the extremely depressed energy and energy services markets around the world, we have also secured adequate capital to expand our capacity and position the Company to compete in the conventional, tight gas and unconventional well stimulation markets in Argentina. We have taken delivery of a significant portion of the new equipment that was built in Argentina and are now in the process of moving the recently upgraded turbine powered equipment package, data vans, and other equipment to the country.”

Boswell continued, “As we discussed previously, we are increasing our working horsepower from 10,000 HHP to 50,000 HHP, which we expect to be in place by mid-year 2016. The Company recently secured approval from the U.S. State Department to export its Honeywell turbine engines to Argentina. This was an important license approval and now allows the Company to move forward in filing its importation documents in Argentina. We expect the importation documents will take approximately 45 days to be processed by the Argentine authorities at which point the equipment should be shipped to Argentina. Based on this timeline, we expect our turbine equipment package and data vans to arrive in Argentina in May and ready to work sometime in June. Most importantly, this additional capacity will open up new markets for us and allow us to perform the more complex, higher pressure jobs.”

Carlos Fernandez, the Company’s Executive Vice President of Corporate Business Development and General Manager Latin America added, “The recent presidential election in Argentina, which ushered in a new pro-business, free markets oriented president and administration, has significantly brightened the outlook for Argentina on the world stage. In the short-term, the depressed global commodity price environment and the new administration’s belief in reduced subsidies has caused some concern and resulted in a slow-down in drilling and completion activities, particularly in the select areas of Argentina where oil is exported at international prices. This reduced our revenue opportunities in Q4 2015 and Q1 2016. However, oilfield activity in our region of the country seems to be improving as we move towards the end of Q1 2016.

Fernandez continued, “Our team continues to impress our customers and remains at or near the top in terms of equipment reliability, execution and safety. As a result, we have recently been invited to submit tenders on multiple jobs which we were previously unqualified for. As Chris stated, it is impossible to time capacity additions simultaneously with market uptrends, but we fully anticipate that there is a solid opportunity to grow our business as activity picks up in Argentina over the next few years.”

Bjarte Bruheim, EcoStim’s Chairman stated, “We are now seeing a major shift that we anticipated a few years ago whereby operators in Argentina are transitioning from vertical to horizontal wells. Some areas are also moving toward pad drilling techniques which again highlights that the operational experience from the shale revolution in the U.S. is being deployed in Argentina. This implies that efficiencies and economies of scale are taking hold, which will reduce drilling and completion costs, and we would expect that activity levels should increase over the coming years. Management continues to expect positive cash flow from operations in the near future and to reach profitability as soon as the new capacity is fully deployed. We are well positioned in this market and look forward to getting our remaining equipment package in the country and operational.”

Year Ended December 31, 2015 Financial Results

For the year ended December 31, 2015, EcoStim reported a net loss of $13.4 million or a loss of $1.35 per basic and diluted share as compared to a net loss of $7.1 million, or a loss of $1.48 per basic and diluted share, reported for the year ended December 31, 2014. Net loss for the year ended 2015 includes approximately $5.2 million of non-cash expenses consisting of depreciation, debt amortization and stock compensation. The Company also recognized a gain of approximately $5.1 million related to the purchase and sale of Argentinian bonds as the mechanism to move funds into the country. The proceeds from the sale of these bonds in country were used primarily to fund capital expenditures and working capital in Argentina.

Fourth Quarter Financial Results

For the fourth quarter of 2015, EcoStim reported a net loss of $3.5 million, or a loss of $0.26 per basic and diluted share as compared to a net loss of $2.7 million, or a loss of $0.21 per basic and diluted share, reported in the third quarter of 2015. The net loss for the fourth quarter of 2014 was $3.0 million, or a loss of $0.53 per basic and diluted share. Net loss for the fourth quarter of 2015 includes approximately $1.2 million of non-cash expenses consisting of depreciation, debt amortization and stock compensation. The Company also recognized a cash gain of approximately $2.7 million related to the transfer of cash to Argentina through the bond market. The proceeds from the sale of these bonds were used primarily to fund capital expenditures in Argentina.

SG&A Expense

Selling, general and administrative (“SG&A”) expense in the fourth quarter of 2015 was approximately $1.8 million compared to $1.7 million for the prior quarter and $1.4 million for the fourth quarter of 2014. The G&A expense is primarily related to the sales and administrative offices in Buenos Aires and Neuquén and the cost associated with being a public company, including our corporate office in Houston.

R&D Expense

Research & development (“R&D”) expense in the fourth quarter of 2015 was $0.2 million compared to $0.3 million for the prior quarter. There was no R&D expense in Q4 2014. R&D expense for Q4 2015 was primarily related to expenditures in connection with the technology development agreement signed in Q4 2014 with YTEC, the technology arm of YPF. These expenditures related to research and development efforts around the use of fiber optic diagnostic tools and turbine-powered well stimulation equipment and the evaluation of optimal completion tools, including sliding sleeves.

Cash and Total Liquidity

On December 31, 2015, EcoStim had cash and cash equivalents of approximately $11.7 million, compared to $7.0 million at December 31, 2014 and $21.3 million on September 30, 2015. While our accounts receivable balance increased over the last half of 2015 and we consumed more working capital than planned, we did collect a substantial portion of this balance subsequent to year-end. The contract for our coiled tubing operation and any contracts we are able to secure for our well stimulation business should have the impact of reducing days outstanding.

During 2015, EcoStim completed two underwritten public equity offerings resulting in the sale of 7,216,066 shares of common stock at $4.75 per share and $5.75 per share with gross proceeds of $35.3 million. The Company also agreed to allow its largest investor and creditor, ACM Emerging Markets Master Fund I, L.P. (ACM) to convert approximately $2.5 million in accrued but unpaid interest into 523,192 shares of common stock for $4.75 per share. Thus in total, the Company issued equity for ~$38 million during 2015 to fund growth initiatives. We have dedicated the majority of the proceeds to fund the acquisition of additional equipment, some of which was fabricated in Argentina, and to upgrade 27,000 HHP of turbine powered stimulation equipment originally purchased late in 2014. The Company managed its liquidity very well during Q4 and was well prepared for the significant devaluation of the Argentine Peso in December, suffering only a small loss, which was more than offset by the trading gain recognized in the same period.

Capital Expenditures

Total capital expenditures during the fourth quarter of 2015 were approximately $6.1 million compared to $5.0 million in the third quarter of 2015 and $12.2 million in the fourth quarter of 2014, comprised mainly of additional pressure pumping equipment for the Company’s second and third fleets, which are anticipated to be fully delivered and ready for operation during the second quarter of 2016. Most of the Company’s capital expenditures for new capacity additions have now been completed.

Forward Guidance

The Company has a limited operating history and 2015 is essentially our initial year of operations. While the Company has not provided any official guidance for 2016, the Company’s capacity expansion plans are progressing and management may provide such guidance once the new equipment is operational and the visibility in the market improves. Factors influencing our outlook and performance include the timing for new equipment readiness, utilization of the assets, the size of each job, the service and product components of each job, and the price charged and the distance between each job.

Conference Call

The Company will host a conference call on March 10, 2016 at 4:00 PM EST, 3:00 PM CST. The conference call will be webcast and include a slide presentation, which can be accessed through the following link: http://ecostim-es.equisolvewebcast.com/2015-year-end. For those unable to attend the webcast, please dial 877-900-9524 from the United States and Canada, and 412-902-0029 internationally. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through March 31, 2016 by dialing 877-660-6853 from the U.S and Canada, and 201-612-7415 internationally. The replay passcode is 13597819.

About the Company

Eco-Stim Energy Solutions is an environmentally focused oilfield service and technology company providing proprietary field management technologies and well stimulation and completion services to oil and gas producers drilling in the rapidly expanding international unconventional shale market. EcoStim’s proprietary methodology and technology offers the potential to decrease the number of stages stimulated in shale plays through a unique process that predicts high probability production zones while confirming those production zones using the latest generation down-hole diagnostic tools. In addition, EcoStim offers its clients completion techniques that can dramatically reduce horsepower requirements, emissions, surface footprint and water usage. EcoStim seeks to deliver well completion services with better technology, better ecology and significantly improved economics for unconventional oil and gas producers worldwide.

Forward-Looking Statements:

Certain statements and information in this press release concerning results for the fiscal periods ended December 31, 2015 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Financial Statements

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$11,742,489	$7,013,556
Accounts receivable	8,155,264	264,192
Marketable securities	-	1,360,767
Inventory	1,546,463	1,619,778
Prepaids	3,328,265	2,496,805
Other assets	234,010	409,388
Total current assets	25,006,491	13,164,486

Property, plant and equipment, net	37,142,578	27,949,347
Other non-current assets	751,230	936,592
Total assets	$62,900,299	$42,050,425

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,112,812	$1,947,371
Accrued expenses	3,843,497	3,164,250
Short-term notes payable	-	158,036
Current portion of long-term notes payable	3,010,790	475,000
Current portion of capital lease payable	686,624	597,406
Total current liabilities	8,653,723	6,342,063

Non-current liabilities:
Long-term notes payable	22,000,000	25,625,000
Long-term capital lease payable	1,485,686	2,102,143
Total non-current liabilities	23,485,686	27,727,143

Stockholders’ equity
Common stock	13,572	5,709
Additional paid-in capital	57,302,953	21,116,100
Treasury stock	(20,294)	-
Accumulated deficit	(26,535,341)	(13,140,590)
Total stockholders’ equity	30,760,890	7,981,219

Total liabilities and stockholders’ equity	$62,900,299	$42,050,425

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$2,496,657	$189,080	$13,755,140	$834,482

Operating cost and expenses:
Cost of services	3,013,518	2,096,458	14,527,201	4,303,784
Selling, general, and administrative	1,751,938	1,432,385	7,011,765	5,727,146
Research and development	217,329	-	979,893	-
Depreciation and amortization expense	877,927	297,581	3,414,452	473,359
Total operating costs and expenses	5,860,712	3,826,424	25,933,311	10,504,289

Operating loss	(3,364,055)	(3,637,344)	(12,178,171)	(9,669,807)

Other income (expense):
Gain on sale of trading securities	2,675,780	1,797,742	5,091,387	4,723,815
Interest expense	(994,420)	(922,907)	(4,007,974)	(2,013,024)
Other income (expenses)	(1,483,067)	(286,586)	(1,955,679)	(183,366)
Total other income (expense)	198,293	588,249	(872,266)	2,527,425

Provision for income taxes	(344,314)	-	(344,314)	-

Net loss	$(3,510,076)	$(3,049,095)	$(13,394,751)	$(7,142,382)

Basic and diluted loss per share	$(0.26)	$(0.53)	$(1.35)	$(1.48)

Weighted average number of common shares outstanding-basic and diluted	13,555,679	5,709,283	9,888,191	4,812,656

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
Operating Activities
Net loss	$(13,394,751)	$(7,142,382)
Depreciation and amortization	3,414,452	473,359
Amortization of debt discount and loan origination cost	255,535	210,906
Stock based compensation	1,480,435	1,252,061
Gain on the sale of trading securities	(5,091,387)	(4,723,815)
Foreign currency gain	-	(25,749)
Changes in operating assets and liabilities:
Accounts receivable	(7,891,072)	(264,192)
Inventory	(184,732)	(1,619,778)
Prepaids and other assets	(860,538)	(2,300,638)
Accounts payable and accrued expenses	3,656,899	2,587,260
Net cash used in operating activities	(18,615,159)	(11,552,968)
Investing Activities
Purchase of equipment	(13,472,236)	(23,974,650)
Proceeds from sale of trading securities	19,435,956	12,861,075
Purchase of trading securities	(12,983,801)	(9,498,027)
Net cash used in investing activities	(7,020,081)	(20,611,602)
Financing Activities
Proceeds from sale of common stock	35,329,038	10,302,400
Sale of common stock issuance cost	(3,099,919)	(476,738)
Proceeds from convertible debt	-	22,000,000
Convertible debt cost	-	(741,449)
Proceeds from notes payable	400,000	4,295,002
Payments on notes payable	(1,647,246)	(224,281)
Payments on capital lease	(597,406)	(268,930)
Purchase of treasury stock	(20,294)	-
Net cash provided by financing activities	30,364,173	34,886,004

Net increase in cash and cash equivalents	4,728,933	2,721,434
Cash and cash equivalents, beginning of period	7,013,556	4,292,122
Cash and cash equivalents, end of period	$11,742,489	$7,013,556

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$3,104,129	$990,358
Cash paid during the year for income taxes	$817,783	$428,837

Non-cash transactions
Fixed asset additions in accrued expenses	$139,607	$1,793,912
Interest converted to common stock	$2,485,162	$-
Prepaids amortized to settle capital lease obligations	$-	$250,851